CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 5, 2017, relating to the financial statements and financial highlights of Diamond Hill Global Fund, L.P., for the year ended December 31, 2016 and 2015, and to the references to our firm in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

October 5, 2017